EXHIBIT 10.3

     RJ FALKNER
         AND                                   Investment Research
       COMPANY                                      and Financial Communications
--------------------------------------------------------------------------------
Crested Butte  -  New York  -  Austin

                                    CONTRACT


Customer:  U.S. Energy Corp.

Date:  April 11, 2001

Term of Contract:  Two Years

Contract Begins:  April 11, 2001

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The undersigned, acting on behalf of U.S. ENERGY CORP. ("the customer"), hereby contracts with R.J. Falkner & Company, Inc., for a period of not less than two years, for the provision of consulting services to include the following:

(1) The preparation of at least two "Research Profile" reports during each next twelve-month period of the contract;

(2) Distribution of such reports to the brokerage community, money-managers, mutual funds, and individual investors, upon request, or as instructed by the customer, along with exposure of such reports on the on the R.J. Falkner & Company, Inc. website (www.rjfalkner.com);

(3) Distribution of news releases and other company communiques to the brokerage community, institutional and individual investors, and research analysts throughout the U.S., Europe, and Canada;

A cash retainer fee for these services will be payable at the rate of $2,000 per month, in advance. In addition to such monthly retainer, the customer will be invoiced for reimbursement of expenses directly incurred in the provision of these services on a monthly basis. Such expenses will primarily involve publishing, printing and postage costs related to the distribution of "Research Profile" reports; telephone calls placed on the customer's behalf; and travel expenses required to visit the customer and/or for trips to visit brokerage firms/investor groups/institutions on behalf of the customer (such trip expenses are pro-rated among several customers). Documentation of these expenses, which should not exceed $500 per month unless pre-approved by the customer, will be provided on each monthly invoice, and the customer agrees to reimburse R.J. Falkner & Company, Inc. for such expenses within 30 days following receipt of such invoices.



                    P. O. Box 1230 * Crested Butte, CO 81224
                      (970) 349-0846 ** Fax (970) 349-0852


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In addition to the cash compensation outlined above, R. Jerry Falkner (as an individual) will be granted a fully- vested 5-year option to purchase 20,000 shares of U.S. Energy Corp. common stock, with the exercise price of such option equivalent to the closing market price of USEG shares as of April 11, 2001, or $3.98 per share. Customer hereby agrees to register the shares underlying this option within 24 months of the "start date" of this contract.

This contract may be cancelled by either party to the contract upon 60 days' written notice.

In the even of dispute, the prevailing party will be entitled to recover its costs, including reasonable attorney's fees.

The parties acknowledge that this contract is entered into in the state of Wyoming and that any litigation arising from this contract must be adjudicated in Wyoming courts in accordance with Wyoming law.

This contract cannot be assigned without the agreement of both parties.

Signed:


   /s/   Keith G. Larsen
--------------------------------------------
Keith G. Larsen
President
U.S. ENERGY CORP.


   /s/   R. Jerry Falkner
--------------------------------------------
R. Jerry Falkner CFA
President
R. J. Falkner & Company, Inc.

Date:    4/11/01
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Note: Please retain one original of this contract for your records, and return on original copy to R.J. Falkner & Company, Inc.



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